CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of BMC Stock Holdings, Inc. of our report dated February 27, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in BMC Stock Holding, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
May 21, 2020